Exhibit 99.1

NUVERRA ANNOUNCES FIRST QUARTER 2021 RESULTS

SCOTTSDALE, AZ (May 10, 2021) - Nuverra Environmental Solutions, Inc. (NYSE American: NES) (“Nuverra” or the “Company”) today announced financial and operating results for the first quarter ended March 31, 2021.

SUMMARY OF FINANCIAL RESULTS

•Revenue for the first quarter of 2021 was $23.7 million compared to $37.9 million for the first quarter of 2020.
•Net loss for the first quarter of 2021 was $7.6 million compared to a net loss of $23.0 million for the first quarter of 2020, primarily as a result of $15.6 million of long-lived asset impairment charges in 2020.
•Adjusted EBITDA for the first quarter of 2021 was a loss of $0.8 million compared to a profit of $1.9 million for the first quarter of 2020, driven by activity declines year over year partially offset by meaningful fixed and variable cost reductions.
•During the three months ended March 31, 2021, the Company generated net cash used in operating activities of $0.8 million.
•Total liquidity available as of March 31, 2021 was $15.6 million including $5.0 million available under the Company’s undrawn operating line of credit.
•Principal payments on debt and finance lease payments during the three months ended March 31, 2021 totaled $0.8 million.
•The Company invested $0.6 million in gross capital expenditures during the first quarter of 2021.

FIRST QUARTER 2021 RESULTS

For the first quarter of 2021 when compared to the first quarter of 2020, revenue decreased by 38%, or $14.3 million, resulting primarily from lower water transport services in the Rocky Mountain and Northeast divisions and lower disposal services in all three divisions. Despite an increase in the average commodity prices for both crude oil and natural gas quarter over quarter, which increased 28% and 83%, respectively, over this time, our customers have been limiting their activities, which reduced production volumes. The reduced demand for gasoline, diesel and jet fuel has led to lower drilling and completion activity with fewer rigs operating in all three divisions. Rig count at the end of the first quarter of 2021 compared to the end of the first quarter of 2020 declined 77% in the Rocky Mountain division, 26% in the Northeast division and 4% in the Southern division.

The Rocky Mountain division experienced a significant slowdown as compared to the prior year, as evidenced by the rig count declining 77% from 52 at March 31, 2020 to 12 at March 31, 2021. Although there was a notable increase in WTI crude oil price per barrel, which averaged $58.09 in the first quarter of 2021 versus an average of $45.34 for the same period in 2020, new drilling and completion activities have been very low, causing total production levels to decline over time as existing wells fell down. Revenues for the Rocky Mountain division decreased by $10.7 million, or 46%, during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, primarily due to a $4.7 million, or 33%, decrease in water transport revenues from lower trucking volumes. Revenue from company-owned trucking revenue declined 33%, or $3.4 million and third-party trucking revenue decreased 20%, or $0.7 million, and water transfer revenue decreased $0.6 million or 99%. Company-owned trucking activity is more levered to production water volumes, and third-party trucking activity is more sensitive to drilling and completion activity, which has declined to historically low levels. This decline was also materialized by a reduction of driver count, along with other factors cited above, resulted in meaningful revenue reduction. Our rental and landfill businesses are our two service lines most levered to drilling activity, and therefore have declined by a higher percentage versus the prior period. Rental revenues decreased by 61%, or $2.1 million, in the current year due to lower utilization resulting from a significant decline in drilling activity driving the return of rental equipment. Our landfill revenues decreased 97%, or $1.4 million, compared to prior year due primarily to a 98% decrease in disposal volumes at our landfill as rigs working in the vicinity declined materially. Due to the fact that our landfill was over capacity, we turned away some orders, besides the basic required orders. Also, we delayed the expansion of our landfill because of the market conditions, but we expect to expand our landfill capacity during the remainder of 2021. Our salt water disposal well revenue decreased $1.1 million, or 46%, compared to prior year as lower completion activity and lower production volumes led to a 44% decrease in average barrels per day disposed during the current year largely as a result of the trend of operators transporting water to disposal wells via pipeline. Other revenue, which derives from the sale of “junk” or “slop” oil obtained through the skimming of disposal water, decreased by $1.3 million.

Revenues for the Northeast division decreased by $2.5 million, or 25%, during the first quarter of 2021 as compared to the first quarter of 2020 due to decreases in water transport services of $1.8 million, or 25%, and disposal services of $0.4 million, or 19%. Although natural gas prices per million Btu, as measured by the Henry Hub Natural Gas Index, increased 83.2% from an average of $1.91 for the three months ended March 31, 2020 to an average of $3.50 for the three months ended March 31, 2021, producers continued their drilling activities at historical low levels. The limited new drilling activities caused a 26% rig count reduction in the Northeast operating area from 50 at March 31, 2020 to 37 at March 31, 2021. Additionally, although there was a 28% increase in WTI crude oil prices compared to the prior year, many of our customers who have historically focused on production of liquids-rich wells reduced activity levels in our operating area due to lower realized prices for these products. This led to lower activity levels for both water transport services and disposal services despite the increase in natural gas prices and crude oil prices. In addition to reduced drilling and completion activity, our customers continued the industry trend of water reuse during completion activities. Water reuse inherently reduces trucking activity due to shorter hauling distances as water is being transported between well sites rather than to disposal wells. For our trucking services, revenues per billed hour decreased by 15% which was a function of the increased competition and the operator focus on reducing costs. The regional driver count declined approximately 30% year over year which also contributed to the lower revenue. The combination of a lower rig count, water reuse and sharing and competition, contributed to the decline in disposal volumes and pricing.

The Southern division experienced the lowest revenue decline relative to the other business units, driven by its focus on servicing customers who are themselves focused on dry natural gas, which has experienced a relatively smaller impact from the 2020 downturn in commodity prices. Revenues for the Southern division decreased by $1.1 million, or 24%, during the first quarter of 2021 as compared to the first quarter of 2020. The decrease was due primarily to lower disposal well volumes, whether connected to the pipeline or not, resulting from an activity slowdown in the region, as evidenced by fewer rigs operating in the area as well as lower revenue per barrel. Rig count declined 4% in the area, from 48 at March 31, 2020 to 46 at March 31, 2021. Volumes received in our disposal wells not connected to our pipeline decreased by an average of 7,547 barrels per day (or 30%) during the current year and volumes received in the disposal wells connected to the pipeline decreased by an average of 10,230 barrels per day (or 27%) during the current year.

Total costs and expenses for the first quarter of 2021 and 2020 were $30.6 million and $60.0 million, respectively. Total costs and expenses, adjusted for special items, for the first quarter of 2021 were $30.5 million, or a 31% decrease, when compared with $44.1 million in the first quarter of 2020. This is primarily a result of lower volumes and related costs in water transport services and disposal services and company cost cutting initiatives implemented during 2020, resulting in a 41% and 18% decrease in the number of drivers compared to the prior year period in the Rocky Mountain and Northeast divisions respectively. In addition, there were declines in third-party hauling costs and fleet-related expenses, including maintenance and repair costs and fuel, and general and administrative expenses.

Net loss for the first quarter of 2021 was $7.6 million, a decrease of $15.4 million as compared to a net loss for the first quarter of 2020 of $23.0 million. For the first quarter of 2021, the Company reported a net loss, adjusted for special items, of $7.5 million. This compares with a net loss, adjusted for special items, of $7.3 million in the first quarter of 2020.

Adjusted EBITDA for the first quarter of 2021 was a $0.8 million loss, a decrease of 140.7% as compared to adjusted EBITDA for the first quarter of 2020 of $1.9 million. The decrease is a function of the reasons discussed previously, with primary drivers being lower trucking volumes, salt water disposal volumes and rental equipment utilization in the Rocky Mountain division. First quarter of 2021 adjusted EBITDA margin was (3)%, compared with 5% in the first quarter of 2020 driven primarily by declines in revenue partially offset by cost reductions implemented throughout 2020 that still remained in place during the first quarter of 2021.

CASH FLOW AND LIQUIDITY

Net cash used in operating activities for the three months ended March 31, 2021 was $0.8 million, mainly attributable to an increase of $1.5 million in accounts receivable, while capital expenditures net of asset sales consumed $0.5 million. Asset sales were related to unused or underutilized assets. Gross capital expenditures for the first quarter of $0.6 million primarily included the purchase of property, plant and equipment as well as expenditures to extend the useful life and productivity of our fleet, equipment and disposal wells.

Total liquidity available as of March 31, 2021 was $15.6 million. This consisted of $10.6 million of cash and $5.0 million available under our operating line of credit. As of March 31, 2021, total debt outstanding was $33.5 million, consisting of $13.0 million under our equipment term loan, $9.8 million under our real estate loan, $4.0 million under our Paycheck Protection Program loan, $0.3 million under our vehicle term loan, $0.1 million for an equipment term loan and $7.2 million of finance leases for vehicle financings and real property leases, less $0.9 million of debt issuance costs.

About Nuverra

Nuverra Environmental Solutions, Inc. provides water logistics and oilfield services to customers focused on the development and ongoing production of oil and natural gas from shale formations in the United States. Our services include the delivery, collection, and disposal of solid and liquid materials that are used in and generated by the drilling, completion, and ongoing production of shale oil and natural gas. We provide a suite of solutions to customers who demand safety, environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the U.S. Securities and Exchange Commission (“SEC”) at http://www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. You can identify these and other forward-looking statements by the use of words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “might,” “will,” “should,” “would,” “could,” “potential,” “future,” “continue,” “ongoing,” “forecast,” “project,” “target” or similar expressions, and variations or negatives of these words.

These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, and any forward-looking statements contained herein are based on information available to us as of the date of this press release and our current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. Future performance cannot be ensured, and actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include, among others: the severity, magnitude and duration of the coronavirus disease 2019 ("COVID-19") pandemic and commodity market disruptions; changes in commodity prices; fluctuations in consumer trends, pricing pressures, transportation costs, changes in raw material or labor prices or rates related to our business and changing regulations or political developments in the markets in which we operate; risks associated with our indebtedness, including changes to interest rates, decreases in our borrowing availability, our ability to manage our liquidity needs and to comply with covenants under our credit facilities, including as a result of COVID-19 and oil price declines; the loss of one or more of our larger customers; delays in customer payment of outstanding receivables and customer bankruptcies; natural disasters, such as hurricanes, earthquakes and floods, pandemics (including COVID-19), acts of terrorism, or extreme weather conditions, that may impact our business locations, assets, including wells or pipelines, or distribution channels, or which otherwise disrupt our customers' operations or the markets we serve; disruptions impacting crude oil and natural gas transportation, processing, refining, and export systems, including vacated easements, environmental impact studies, forced shutdown by governmental agencies and litigation affecting the Dakota Access Pipeline; bans on drilling and fracking leases and permits on federal land; our ability to attract and retain key executives and qualified employees in strategic areas of our business; our ability to attract and retain a sufficient number of qualified truck drivers; the unfavorable change to credit and payment terms due to changes in industry condition or our financial condition, which could constrain our liquidity and reduce availability under our operating line of credit; higher than forecasted capital expenditures to maintain and repair our fleet of trucks, tanks, pipeline, equipment and disposal wells; our ability to control costs and expenses; changes in customer drilling, completion and production activities, operating methods and capital expenditure plans, including impacts due to low oil and/or natural gas prices, shut-in production, decline in operating drilling rigs, closures or pending closures of third-party pipelines or the economic or regulatory environment; risks associated with the limited trading volume of our common stock on the NYSE American Stock Exchange, including potential fluctuation in the trading prices of our common stock; risks and uncertainties associated with the potential for a further appeal of the order confirming our previously completed plan of reorganization; risks associated with the reliance on third-party analyst and expert market projections and data for the markets in which we operate that is utilized in our business strategy; present and possible future claims, litigation or enforcement actions or investigations; risks associated with changes in industry practices and operational technologies; risks associated with the operation, construction, development and closure of salt water disposal wells, solids and liquids transportation assets, landfills and pipelines, including access to additional locations and rights-of-way, permitting and licensing, environmental remediation obligations, unscheduled delays or inefficiencies and reductions in volume due to micro- and macro-economic factors or the availability of less expensive alternatives; the effects of competition in the markets in which we operate, including the adverse impact of competitive product announcements or new entrants into our markets and transfers of resources by competitors into our markets; changes in economic conditions in the markets in which we operate or in the world generally, including as a result of political uncertainty; reduced demand for our services due to regulatory or other influences related to extraction methods such as hydraulic fracturing, shifts in production among shale areas in which we operate or into shale areas in which we do not currently have operations, and shifts to reuse of water and water sharing in completion activities; the unknown future impact of changes in laws and regulation on waste management and disposal activities, including those impacting the delivery, storage, collection, transportation, and disposal of waste products, as well as the use or reuse of recycled or treated products or byproducts; and risks involving developments in environmental or other governmental laws and regulations in the markets in which we operate and our ability to effectively respond to those developments including laws and regulations relating to oil and natural gas extraction businesses, particularly relating to water usage, and the disposal and transportation of liquid and solid wastes.

The forward-looking statements contained, or incorporated by reference, herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s views as of the date of this press release. The Company undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, changes in expectations or otherwise. Additional risks and uncertainties are disclosed from time to time in the Company’s filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Contact
Nuverra Environmental Solutions, Inc.
Investor Relations
602-903-7802
ir@nuverra.com

- Tables to Follow -

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenue:
Service revenue	$22,326	$34,471
Rental revenue	1,339	3,471
Total revenue	23,665	37,942
Costs and expenses:
Direct operating expenses	20,981	31,476
General and administrative expenses	3,527	4,924
Depreciation and amortization	6,070	7,989
Impairment of long-lived assets	—	15,579
Other, net	—	—
Total costs and expenses	30,578	59,968
Operating loss	(6,913)	(22,026)
Interest expense, net	(678)	(1,160)
Other income (expense), net	(4)	142
Reorganization items, net	(8)	—
Loss before income taxes	(7,603)	(23,044)
Income tax expense	—	—
Net loss	$(7,603)	$(23,044)

Loss per common share:
Net loss per basic common share	$(0.48)	$(1.46)

Net loss per diluted common share	$(0.48)	$(1.46)

Weighted average shares outstanding:
Basic	15,877	15,754
Diluted	15,877	15,754

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$10,578	$12,880
Restricted cash	2,990	2,820
Accounts receivable, net	16,788	15,427
Inventories	2,893	2,852
Prepaid expenses and other receivables	2,438	3,119
Other current assets	—	—
Assets held for sale	778	778
Total current assets	36,465	37,876
Property, plant and equipment, net	145,654	151,164
Operating lease assets	1,609	1,691
Equity investments	—	35
Intangibles, net	182	194
Other assets	88	106
Total assets	$183,998	$191,066
Liabilities and Shareholders’ Equity
Accounts payable	$6,412	$5,130
Accrued and other current liabilities	9,338	9,550
Current portion of long-term debt	2,338	2,433
Total current liabilities	18,088	17,113
Long-term debt	31,207	31,673
Noncurrent operating lease liabilities	1,303	1,360
Deferred income taxes	120	120
Long-term contingent consideration	500	500
Other long-term liabilities	8,184	8,017
Total liabilities	59,402	58,783
Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—
Common stock	161	158
Additional paid-in capital	339,793	339,663
Treasury stock	(694)	(477)
Accumulated deficit	(214,664)	(207,061)
Total shareholders’ equity	124,596	132,283
Total liabilities and shareholders’ equity	$183,998	$191,066

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(7,603)	$(23,044)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,070	7,989
Amortization of debt issuance costs, net	65	41
Stock-based compensation	133	290
Impairment of long-lived assets	—	15,579
Gain on disposal of property, plant and equipment	(89)	(100)
Bad debt expense	89	—
Other, net	229	246
Changes in operating assets and liabilities:
Accounts receivable	(1,450)	3,790
Prepaid expenses and other receivables	681	199
Accounts payable and accrued liabilities	1,130	2,139
Other assets and liabilities, net	(22)	284
Net cash provided by (used in) operating activities	(767)	7,413
Cash flows from investing activities:
Proceeds from the sale of property, plant and equipment	89	176
Purchases of property, plant and equipment	(612)	(1,413)
Net cash used in investing activities	(523)	(1,237)
Cash flows from financing activities:
Payments on Commercial real estate loan	(141)	—
Payments on First and Second Lien Term Loans	—	(823)
Proceeds from Revolving Facility	—	43,281
Payments on Revolving Facility	—	(43,281)
Payments on finance leases and other financing activities	(701)	(596)
Net cash used in financing activities	(842)	(1,419)
Change in cash, cash equivalents and restricted cash	(2,132)	4,757
Cash and cash equivalents, beginning of period	12,880	4,788
Restricted cash, beginning of period	2,820	922
Cash, cash equivalents and restricted cash, beginning of period	15,700	5,710
Cash and cash equivalents, end of period	10,578	9,888
Restricted cash, end of period	2,990	579
Cash, cash equivalents and restricted cash, end of period	$13,568	$10,467

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)
(Unaudited)

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations or balance sheets of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business results, and evaluates overall performance with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets, stock-based compensation, asset impairments, restructuring charges, expenses related to litigation and resolution of lawsuits, and other charges, which may or may not be non-recurring, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted net income (loss), and adjusted net income (loss) per share, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management. These non-GAAP financial measures are not substitutes for measures of performance or liquidity calculated in accordance with GAAP and may not necessarily be indicative of the Company’s liquidity or ability to fund cash needs. Not all companies calculate non-GAAP financial measures in the same manner, and our presentation may not be comparable to the presentations of other companies.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of Net Loss to EBITDA and Total Adjusted EBITDA:

	Three Months Ended
	March 31,
	2021	2020
Net loss	$(7,603)	$(23,044)
Depreciation and amortization	6,070	7,989
Interest expense, net	678	1,160
Income tax expense	—	—
EBITDA	(855)	(13,895)
Adjustments:
Stock-based compensation	133	290
Loss on equity investment	35	—
Reorganization items, net [1]	8	—
Transaction-related costs, net	5	(26)
Legal and environmental costs, net	—	(118)
Impairment of long-lived assets	—	15,579
Executive and severance costs	—	146
Gain on disposal of assets	(89)	(100)
Total Adjusted EBITDA	$(763)	$1,876

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of QTD Segment Performance to Adjusted EBITDA

Three months ended March 31, 2021	Rocky Mountain	Northeast	Southern	Corporate	Total
Revenue	$12,789	$7,306	$3,570	$—	$23,665
Direct operating expenses	11,363	6,653	2,965	—	20,981
General and administrative expenses	921	359	158	2,089	3,527
Depreciation and amortization	2,312	2,355	1,392	11	6,070
Operating loss	(1,807)	(2,061)	(945)	(2,100)	(6,913)
Operating margin %	(14.1)%	(28.2)%	(26.5)%	N/A	(29.2)%
Loss before income taxes	(1,960)	(2,164)	(996)	(2,483)	(7,603)

Net loss	(1,960)	(2,164)	(996)	(2,483)	(7,603)
Depreciation and amortization	2,312	2,355	1,392	11	6,070
Interest expense, net	149	103	51	375	678
Income tax expense	—	—	—	—	—
EBITDA	$501	$294	$447	$(2,097)	$(855)

Adjustments, net	(54)	—	—	146	92
Adjusted EBITDA	$447	$294	$447	$(1,951)	$(763)
Adjusted EBITDA margin %	3.5%	4.0%	12.5%	N/A	(3.2)%

Three months ended March 31, 2020	Rocky Mountain	Northeast	Southern	Corporate	Total
Revenue	$23,468	$9,794	$4,680	$—	$37,942
Direct operating expenses	19,551	8,371	3,554	—	31,476
General and administrative expenses	1,489	634	270	2,531	4,924
Depreciation and amortization	3,465	2,551	1,969	4	7,989
Operating income (loss)	(13,220)	(1,762)	(4,509)	(2,535)	(22,026)
Operating margin %	(56.3)%	(18.0)%	(96.3)%	N/A	(58.1)%
Income (loss) before income taxes	(13,255)	(1,875)	(4,563)	(3,351)	(23,044)

Net income (loss)	(13,255)	(1,875)	(4,563)	(3,351)	(23,044)
Depreciation and amortization	3,465	2,551	1,969	4	7,989
Interest expense, net	177	113	54	816	1,160
Income tax expense	—	—	—	—	—
EBITDA	$(9,613)	$789	$(2,540)	$(2,531)	$(13,895)

Adjustments, net	12,185	(61)	3,383	264	15,771
Adjusted EBITDA	$2,572	$728	$843	$(2,267)	$1,876
Adjusted EBITDA margin %	11.0%	7.4%	18.0%	N/A	4.9%

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of Special Items to Net Loss and to EBITDA and Adjusted EBITDA

	Three months ended March 31, 2021
	As Reported	Special Items		As Adjusted
Revenue	$23,665	$—		$23,665
Direct operating expenses	20,981	89	[A]	21,070
General and administrative expenses	3,527	(138)	[B]	3,389
Total costs and expenses	30,578	(49)	[C]	30,529
Operating loss	(6,913)	49	[C]	(6,864)
Net loss	(7,603)	92	[C]	(7,511)

Net loss	$(7,603)			$(7,511)
Depreciation and amortization	6,070			6,070
Interest expense, net	678			678
Income tax expense	—			—
EBITDA and Adjusted EBITDA	$(855)			$(763)

Description of 2021 Special Items:
[A]	Special items primarily relate to the gain on the sale of underutilized assets.
[B]	Primarily attributable to transaction fees associated with debt financing and stock-based compensation expense.
[C]	Primarily includes the aforementioned adjustments.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of Special Items to Net Loss and to EBITDA and Adjusted EBITDA

	Three months ended March 31, 2020
	As Reported	Special Items		As Adjusted
Revenue	$37,942	$—		$37,942
Direct operating expenses	31,476	(5)	[D]	31,471
General and administrative expenses	4,924	(305)	[E]	4,619
Total costs and expenses	59,968	(15,889)	[F]	44,079
Operating loss	(22,026)	15,889	[F]	(6,137)
Net loss	(23,044)	15,771	[G]	(7,273)

Net loss	$(23,044)			$(7,273)
Depreciation and amortization	7,989			7,989
Interest expense, net	1,160			1,160
Income tax expense	—			—
EBITDA and Adjusted EBITDA	$(13,895)			$1,876

Description of 2020 Special Items:
[D]	Special items primarily relate to the gain on the sale of underutilized assets.
[E]	Primarily attributable to stock-based compensation, severance costs and reversal of certain prior year transaction costs related to the exploration of strategic opportunities.
[F]	Primarily includes the aforementioned adjustments along with long-lived asset impairment charges of $15.6 million for assets associated with the landfill in the Rocky Mountain division, trucking equipment in the Southern division and property classified as held-for-sale in the Rocky Mountain division.
[G]	Primarily includes the aforementioned adjustments. Additionally, our effective tax rate for the three months ended March 31, 2020 was zero percent and was applied to the special items accordingly.